    As filed with the Securities and Exchange Commission on February 21, 1997
                                         Registration Statement No. 333-
===============================================================================

                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549
                               --------------------------------
                                           FORM S-1
                                    REGISTRATION STATEMENT
                                             UNDER
                                   THE SECURITIES ACT OF 1933

                              ---------------------------------
                                      OVERLAND DATA, INC.
                    (Exact name of registrant as specified in its charter)

            CALIFORNIA                             7389                               95-3535285
   (State or other jurisdiction)       (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)               Identification No.)

                                      8975 BALBOA AVENUE
                               SAN DIEGO, CALIFORNIA 92123-1599
                                        (619) 571-5555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ----------------------------------
                                      SCOTT MCCLENDON
                                          PRESIDENT
                                      8975 BALBOA AVENUE
                               SAN DIEGO, CALIFORNIA 92123-1599
                                        (619) 571-5555
                (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)

                              ----------------------------------

                                        COPIES TO:
        John J. Hentrich, Esq.                   George D. Tuttle, Esq.
        Carlos D. Heredia, Esq.                  William L. Hudson, Esq.
           Baker & McKenzie                 Brobeck, Phleger & Harrison, LLP
   101 West Broadway, Twelfth Floor               One Market Plaza
        San Diego, California 92101           San Francisco, California 94105
            (619) 236-1441                           (415) 442-0900

                              ----------------------------------

      Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

                              ----------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / X / Registration Statement
No. 333-18583

If this Form is a post-effective amendment filed pusuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           ------------------------

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                                                   Proposed
                                                  Proposed          Maximum
 Title of Each Class                               Maximum         Aggregate          Amount of
 of Securities to be         Amount to be       Offering Price      Offering         Registration
    Registered               Registered (1)       per Unit (2)     Price(1)(2)           Fee
---------------------------------------------------------------------------------------------------
Common Stock, no par
  value per share           345,000 shares          $10.00          $3,450,000          $1,046
===================================================================================================

(1) Includes 45,000 shares of Common Stock subject to an over-allotment option granted to the Underwriters.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with
    Rule 457(a).

===================================================================================================


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     In accordance with General Instruction V of Form S-1 and Rule 462(b) promulgated under the Securities Act of 1933, as amended, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-1 (Registration No. 333-18583) (the "S-1 Registration Statement"), filed by Overland Data, Inc. with the Securities and Exchange Commission. The S-1 Registration Statement was declared effective on February 20, 1997.


                                    EXHIBITS

     The following exhibits are filed herewith:

EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------

   5.1           --         Opinion of Baker & McKenzie.
  23.1           --         Consent of Baker & McKenzie - Included in
                              Exhibit 5.1.
  23.2           --         Consent of Price Waterhouse LLP, independent
                              accountants.
  24.1           --         Power of Attorney - Included in Exhibit 24.1
                              to Amendment No. 3 to the S-1 Registration
                              Statement.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 21st of February, 1997.

                                       OVERLAND DATA, INC.

                                       By: /s/ SCOTT MCCLENDON
                                           -------------------
                                           Scott McClendon, President and
                                           Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 21, 1997.

      SIGNATURE                                     TITLE
      ---------                                     -----

   /s/ SCOTT MCCLENDON            President, Chief Executive Officer and
   ---------------------           Director
      Scott McClendon

   /s/ MARTIN D. GRAY             Vice President, Secretary and Director
   ---------------------
      Martin D. Gray

   /s/ VERNON A. LOFORTI          Vice President, Chief Financial Officer and
   ---------------------           Assistant Secretary
    Vernon A. LoForti

             *                    Director
   ---------------------
    William W. Otterson

             *                    Director
   ---------------------
      Joseph D. Rizzi

             *                    Director
   ---------------------
       John A. Shane


*By: /s/ SCOTT MCCLENDON
    --------------------
      Scott McClendon,
      ATTORNEY-IN-FACT